Form 4 - Exhibit 99
                               -------------------

Name of Reporting Person:  James G. Aaron
Name of Issuer:            Monmouth Community Bancorp (MCBK)
Transaction Date:          November 17, 2003

               Explanation of Responses and Additional Information
               ---------------------------------------------------


In addition to the shares of Common Stock of the Issuer reported on the Form 4 filed in connection herewith, the reporting person indirectly owns the following: (i) 9,101 shares held in an Individual Retirement Account with Bear Stearns for the benefit of the reporting person; (ii) 2,637 shares in the name of the David Ritter Trust and 2,637 shares in the name of the Randy Ritter Trust, of which the reporting person is a trustee; (iii) 1,157 shares registered in the name of the reporting person's spouse; and (iv) 3,313 shares held in an Individual Retirement Account with Bear Stearns for the benefit of the reporting person's spouse. The reporting person disclaims any beneficial ownership to the shares held in the aforementioned trusts, the shares held by his spouse and the shares held by Bear Stearns for the benefit of his spouse, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose. The number of shares beneficially held by the reporting person as reported on the Form 4 and in this Exhibit have been adjusted accordingly to account for the 5% stock distributions made to the shareholders of Monmouth Community Bancorp on December 31, 2002, 2001 and 2000.